Exhibit 10.2

Execution Copy

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (the “Agreement”) is made and entered into as of January 6, 2020 (“Signing Date”), by and between Traistman Radziejewski Fundacja Ltd., an Israeli Corporation (Company No. 514498856), of 10 Shaham St., Shoham, Israel (the “Buyer”); TechCare Corp. a Delaware corporation, of 1140 Avenue of the Americas, New York 10036, NY, USA (the “Seller”); and Novomic Ltd., an Israeli corporation (Registration No. 514243351) of 23 Ha’Melacha St. Rosh Ha’Ayin Israel (“Novomic”). (each, a “Party”, and collectively, the “Parties”)

W I T N E S S E T H:

WHEREAS, the Seller has all of the rights, title and interest to the Purchased Shares (as defined below);

WHEREAS, Novomic is currently at a certain risk of entering into liquidation and/or similar proceedings;

WHEREAS, Buyer desires to purchase from the Seller, and the Seller desires to sell and transfer to Buyer, the Purchased Shares, upon the terms and subject to the conditions set forth in this Agreement; and

NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties, covenants, and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF THE PURCHASED SHARES

1.1 Purchase and Sale of Shares. At the Closing (as defined below), the Seller agrees to sell and deliver to Buyer, and Buyer agrees to purchase and acquire from the Seller, free and clear of any and all liens, pledges, security interests, encumbrances, liabilities, 21,803 ordinary shares, constituting, immediately following the Closing, 90% (ninety percent) of the issued share capital of Novomic.

1.2 In the event that the issued share capital of Novomic is higher than disclosed and represented in this Agreement under Section 1.1. above, (the “Additional Shares”), it is hereby clarified that the Buyer acquires under this Agreement also 90% of the said Additional Shares with no additional consideration and/or costs, and in the same conditions as specified herein.

ARTICLE II

LIABILITIES

2.1 Current and Future Liabilities. As of November 1, 2019 (the “Effective Date”), Novomic shall assume and bear any and all of the costs and expenses relating to the operations and activities of Novomic, as such will be incurred from time to time. Buyer shall make its best efforts to cause the release of the Seller from any liability, cost, expense, undertaking and/or obligation in connection with Novomic, prior to the Closing. For avoidance of any doubt, the Seller hereby declares and represents before the Buyer that as of the Effective Date, Novomic has no debts, liabilities, unpaid obligations and/or undertakings of any kind (“Liabilities”) to the Seller and the Seller hereby waives all and any such Liabilities.

2.2 Past Liabilities. According to the unaudited consolidated financial reports of September 30, 2019, the outstanding debts and liabilities of Novomic amounted to an aggregate sum of is $254,302 (two hundred and fifty four thousand, three hundred and two US Dollars), as detailed in Schedule 2.2 attached hereto (“Past Liabilities”).

2.3 The Past Liabilities are to be borne and paid for by the Seller, which intends to raise such funds within the framework of: a subscription agreement vis-à-vis YMY Industry Ltd. (attached hereto as Schedule 2.3 and an agreement for the sale of 100% (one hundred percent) of the issued share capital of the Seller to Citrine S A L Investment & Holdings Ltd., or to a third party (each, an “SPA”), whereas there is no certainty that such SPA shall indeed be signed and under which terms.

ARTICLE III

CONSIDERATION

3.1 Consideration. As sole consideration for the sale and delivery by the Seller to Buyer of the Purchased Shares, Buyer agrees that Novomic, and Novomic alone, shall assume Novomic’s liabilities following the Effective Date (the “Consideration”), pursuant to and in accordance with Section 2.1 above. For avoidance of any doubt, the Buyer itself, or any person of its behalf, and any other executives and/or employees at Novomic, shall not assume any liabilities, past, current of future with respect to either Novomic or the Seller, any of their subsidiary, parent companies, and any other entity, whether under this Agreement, or not.

3.2 No Additional Compensation or consideration. The Parties agree that Seller shall not be entitled to any additional compensation and/or consideration, payments, rewards and similar benefits under any competent jurisdiction and applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

The Seller hereby declares, warrants and represents before the Buyer as of the date hereof and as of the Closing, as follows:

4.1 Organization; Authorization. Seller is a corporation duly organized and validly existing under the laws of its jurisdiction with full power and authority to own its properties and to conduct its business as currently conducted.

4.2 Corporate Authority. Except for the corporate actions and the approvals, authorizations, of such third parties set forth in Schedule 4.2 attached hereto (the “Required Consents”), Seller has the full right, power, legal capacity, and authority to enter into and perform its obligations hereunder and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Seller has taken all necessary corporate actions to authorize and approve the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Subject to receipt of the Required Consents, neither of the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate, contravene, or conflict with any provision of any of Seller’s Certificate of Incorporation or bylaws, each as amended to date, or any constitution, law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency and/or committee, authority, court, or arbitrator to which Seller is subject, (ii) violate, contravene, conflict with, constitute a breach or default (or with notice or lapse of time, or both, constitute a breach or default) under, result in the termination or suspension of, or result in the acceleration of the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, debenture license, lease, agreement, commitment, property rights of any kind, including proprietary information and intellectual property rights or other instrument or obligation to which Seller is a party which would affect the Purchased Shares, may be subject, bound, or affected, or (iii) result in the creation or imposition of any lien and/or any other third party rights (“Lien”) upon any of the Purchased Shares.

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4.3 Title to Purchased Shares. Seller has good, complete and valid title to the Purchased Shares. All of the Purchased Shares are owned by Seller, free and clear of all Lien. There are no Liens on the Purchased Shares.

4.4 Financial Statements. The Seller’s audited quarterly and annual financial statements (consolidated with those of Novomic) are published via the Securities and Exchange Commission’s EDAGR system and were reviewed by the Buyer. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied.

4.5 Litigation and Disputes. There is no claim, litigation, or proceeding pending whether at law or in equity, whether civil or criminal in nature or by or before any governmental authority, (“Legal Proceeding”), or to Seller and Novomic’s knowledge threatened, against the Seller and/or Novomic, jointly and severally, including any current dispute and/or other disagreement that could rise to any future Legal Proceeding, including among others such that affects the title or interest of Seller in or to any of the Purchased Shares or which would prevent or affect the consummation of the transactions contemplated by this Agreement or the ownership or use by Seller or Buyer of the Purchased Shares.

4.6 Debt and Liabilities. Without derogating from the above, there are no liabilities or obligations of the Seller to any person or entity that is not a party to this Agreement, whether under a third party beneficiary theory, successor liability theory, or otherwise, with respect to the Purchased Shares, and/or in connection with this Agreement and the transactions contemplated hereby.

4.7 No Liquidation, Insolvency, Winding Up; Creditors. No order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any governmental entity whatsoever (the “Order”) has been made or petition presented, or resolution passed for the winding-up or liquidation of Seller and, there is no outstanding, nor are there circumstances that would entitle any person and/or entity to present: (a) any petition or Order for the winding-up or administration or temporary protection of Seller or any other property rights, including IP Rights, against Novomic, (b) any petition or order for the appointment of a receiver over the whole or part of the undertaking of Shares of Seller and/or shares of Novomic, (c) any voluntary arrangement between Seller and/or Novomic and any of each of their creditors, (d) any distress or execution or other process levied in respect of Seller and/or Novomic which remains undischarged, or (e) any unfulfilled or unsatisfied judgment or court Order against Seller and/or Novomic. Seller is not deemed unable to pay its debts within the meaning of applicable Legal Requirements and is not aware of any circumstance that will prevent it from paying its debts as they come due in the future. Seller and Novomic operations have not been terminated and the Seller has no plans to do so prior to Closing, including in respect to Novomic. There are no current or past creditors of Seller and/or Novomic to whom any Legal Requirement requires the delivery of notice or from whom any form of consent is required in conjunction with undertaking the transactions contemplated hereby in their capacity as such.

4.8 Brokers’ and Finders’ Fees. Neither Seller, Novomic nor each of their Representatives, has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

4.9 Labor and Employment Matters.

Schedule 4.9 contains a list of all employees and independent contractors of Novomic, who shall continue to be engaged by Novomic following the Effective Date, alongside with their position, date of hire, annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), estimated or target annual incentive compensation of each such person, annual vacation, the sick and other paid time-off allowance, and other basic terms of employment, including contributions to funds, car allowance, telephone allowance, share-based compensation and employment status of each such person (“Benefits”), payable or which Seller is bound to provide (whether now or in the future) to each such employee and/or independent contractor.

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4.10 IP Rights

The Seller declares, warrants and represent before the Buyer that Novomic is the sole owner of all patents and patents pending filings, as long as exist; trademarks (including the following trademarks: “Shine by Techcare”; “Medi Shine”; “Techcare”; “Shine”; “NOVOKID” trademark) including trademarks pending filings, codes, formulas, statistic models, clients-lists, reputation, software, algorithms, trade-symbols, designs, copyrights and all other intellectual property rights, whether registered or not under any applicable law (“IP Rights”) regarding all of Novomic’s business activities and operations and no other third-parties holds any such rights, nor did the Seller or Novomic entered into any contract, agreement, commitment and/or similar undertakings for any licensing rights of Novomic’s IP Rights to the Seller and/or any other third party. The Seller further represent and warrants that the IP Rights are free and clear of any and all liens, pledges, interests, encumbrances and liabilities.

4.11 Fair Disclosure

Seller and Novomic have provided to the Buyer all information required in connection with the Agreement. There is no material fact or information relating to Novomic, its assets or that has not been set forth in disclosure provisions under this Agreement and/or in connection herewith prior to the Closing. None of the representations or warranties made by the Seller and/or Novomic in this Agreement or any other document, nor any of the Schedules or Exhibits attached hereto or thereto, or any other certificate furnished by the Seller and Novomic pursuant to this Agreement, contain any untrue statement of a material fact or omits to state a material fact necessary to fully and fairly provide the information required to be provided in any document, Schedules or Exhibits attached hereto or thereto or any other certificate furnished by Seller and Novomic pursuant to this Agreement, or to make any statement contained herein or therein, in light of the circumstances in which such statement was made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

5.1 Organization; Authorization. Buyer is a limited company duly organized and validly existing under the laws of the State of Israel with full power and authority to own its properties and Shares and to conduct its business as currently conducted.

5.2 Corporate Authority. Except for the corporate actions and the approvals, authorizations, of such third parties set forth in Schedule 4.2 attached hereto (the “Required Consents”), Buyer has the full right, power, legal capacity, and authority to enter into and perform its obligations hereunder and to consummate the transactions contemplated hereby in accordance with the terms of this Agreement. Buyer has taken all necessary corporate actions to authorize and approve the execution, delivery, and performance of this Agreement and the transactions contemplated hereby. This Agreement (assuming due authorization, execution and delivery by Buyer) constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Subject to receipt of the Required Consents, neither of the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (i) violate, contravene, or conflict with any provision of any of Buyer’s Certificate of Incorporation or bylaws, each as amended to date, or any constitution, law, statute, rule, regulation, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, government agency, court, or arbitrator to which Buyer is subject, if at all (ii) violate, contravene, conflict with, constitute a breach or default (or with notice or lapse of time, or both, constitute a breach or default) under, result in the termination or suspension of, or result in the acceleration of the performance required by, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, lease, agreement, commitment, or other instrument or obligation to which Buyer is a party.

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5.3 Brokers’ and Finders’ Fees. Neither Buyer, nor any of its Representatives, has incurred, or will incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

5.4 Buyer’s Office. Buyer is a material shareholder of the Seller (and previously of Novomic), whereas its representative serves as a member of the Seller’s Board since October 2016 and as its Chairman of the Board since August 2019.

5.5 Investment Experience. The Buyer (i) has such knowledge and experience with respect to the financial, tax and business aspects of the Purchased Shares, (ii) is capable of evaluating the merits and risks of the transaction under this Agreement and making an informed decision with respect thereto, in reliance, solely upon the representations and warranties presented explicitly by the Seller and Novomic hereunder, and (ii) can bear the economic risk of an investment in the Purchased Shares, including the complete loss thereof. The Buyer acknowledges that the Buyer has had the opportunity to ask questions of, and receive answers from the Seller concerning the Seller and its business and to obtain any additional information, to the extent possessed by the Seller (or to the extent it could have been acquired by the Seller without unreasonable effort or expense) necessary to verify the accuracy of the information received by the Buyer. In connection therewith, the Buyer acknowledges that it had the opportunity to discuss the Seller’s business, management and financial affairs with the Seller’s management. In determining whether to enter into this Agreement, the Buyer has upon the Buyer’s own due diligence investigations.

ARTICLE VI

MUTUAL COVENANTS OF THE PARTIES

The Parties covenant with each other as follows:

6.1 Confidentiality. All Confidential Information furnished by Seller or Buyer to the other Party in connection with this Agreement or the transactions contemplated by this Agreement shall be kept confidential by the Parties, and each of the Parties shall cause such Confidential Information to be used by their respective Representatives only in connection with this Agreement and the transactions contemplated by this Agreement. Each Party shall use its reasonable best efforts to maintain the confidentiality of the Confidential Information, and each Party shall cause its Representatives, by instruction, agreement or otherwise, to maintain the confidentiality of the Confidential Information under terms of confidentiality that afford no less protection to the Confidential Information than the terms of this Agreement. Notwithstanding the above, following the Closing, Buyer will be entitled to disclose or otherwise use in any manner whatsoever at its sole discretion any Confidential Information which is related, directly or indirectly, to the Purchased Shares, and any confidentiality obligations set forth in this Agreement shall not apply with respect thereto; provided that, notwithstanding the foregoing, the terms of this Agreement shall nonetheless be deemed to be Confidential Information following the Closing. “Confidential Information” means any and all information and technology, in whatever form, including but not limited to any and all formulae, concepts, discoveries, data, designs, ideas, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), formulations, processes (including manufacturing processes, specifications and techniques), analytical and quality control data, trial data, case report forms, data analyses, reports, manufacturing data, data and summaries and information contained in submissions, specifications, prototypes, designs, equipment, samples, analyses, computer programs, trade secrets, data, methods, techniques, processes, memoranda, notes, marketing and customer information, projections, non-published patent applications (together with its attached documents) and any other data or information (in any form), as well as improvements and know-how related thereto.

6.2 Disclosure. Except with respect to the Required Consents and Required Notices, the Seller, nor its respective Representatives, will issue any press releases or make any other public disclosures concerning this transaction or the contents of this Agreement without the prior consent of the Buyer. It is agreed that the initial press release for the announcement of the transaction shall be agreed by both Parties.

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6.3 Non-Solicitation. Other than as specifically sated in this Agreement, for a period of 4 years starting the Effective Date, neither Party, nor such party’s wholly owned subsidiaries, will directly or indirectly hire, solicit, recruit, induce, request, encourage or attempt to induce or encourage, any employee of the other Party to leave the employment of the other Party or to terminate his or her service relationship with the other Party (except with respect to General Solicitation), except in the event of a merger or sale of all or substantially all of a Party’s shares, or a change of control effected by a sale of a Party’s voting securities. “General Solicitation” means (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the television or radio, whether closed circuit, or generally available, and (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

6.4 Filings and Consents. As promptly as practicable after the execution of this Agreement, each party to this Agreement (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all consents (if any) required to be obtained (pursuant to any applicable Legal Requirements or assigned contracts, or otherwise) by such party in connection with or to give full effect to transactions contemplated by this Agreement; provided, however, that (i) Seller shall be responsible for making all filings with and obtaining all such consents from governmental entities pursuant to Legal Requirements applicable to Seller or its businesses or properties, and for obtaining all such consents (if any) required to be obtained from parties to assigned contracts by which Seller or its respective properties are bound, (ii) Buyer shall be responsible for making all filings with and obtaining all such consents from governmental entities pursuant to Legal Requirements applicable to Buyer, if at all, or its business or properties; and (iii) Buyer shall be obligated only to provide Seller with such assistance and information as is reasonably required from Buyer to make such filings or to obtain such consents; provided further, that Buyer shall not be obligated to consent to any divestitures or operational limitations or activities in connection therewith.

ARTICLE VII

CLOSING

7.1 The closing of the transactions contemplated by this Agreement will take place at such place mutually agreeable to Buyer and Seller, as of the date of this Agreement (the “Closing”), or such other time and place as Buyer and Seller may agree in writing, and in any event, no later than 30 days of the Signing Date. The obligations of the Parties to close or effect the transactions contemplated by this Agreement will be subject to satisfaction, unless duly waived, of the applicable conditions set forth in this Agreement. The Parties shall have the right to conduct the Closing by the exchange of executed documents through electronic transmission and overnight courier.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to effect the transactions contemplated in this Agreement will be subject to the fulfillment, or waiver by Seller, at or prior to the Closing of the following conditions:

8.1 Representations and Warranties. The representations and warranties of Buyer set forth in Article V of this Agreement shall be true and correct in all material respects as of the Closing.

8.2 Performance of Obligations. Buyer shall have performed and complied in all respects with all obligations, agreements, covenants and conditions required to be performed by it under this Agreement at or prior to the Closing.

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8.3 Documents. Seller shall have received, in form and substance satisfactory to it, a copy of the documents, evidencing the Buyer’s corporate actions and/or Required Consents, if and to the extent required.

8.4 Board of Directors of Novomic. The Buyer has taken all actions required to cause the appointment Oren Traistman, as its representative, to the board of directors of Novomic immediately following the Closing.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to effect the transactions contemplated in this Agreement will be subject to fulfillment, or waiver by Buyer, at or prior to the Closing of the following conditions:

9.1 Representations and Warranties. The representations and warranties of the Seller and Novomic, set forth in Article IV of this Agreement shall be true and correct in all material respects as of the Closing.

9.2 Performance of Obligations. The Seller shall have performed and complied in all material respects with all obligations, agreements, covenants and conditions required to be performed by it under this Agreement at or prior to the Closing.

9.3 Documents. Buyer shall have received, in form and substance satisfactory to it, a copy of the documents, evidencing the Buyer’s corporate actions and/or Required Consents, if and to the extent required, including resolution of the board of directors and/or general assembly for the transfer of the Purchased Shares; copy of any notifications to the SEC and stock exchange according to applicable law and regulations;

ARTICLE X

INCRESE OF CAPITAL

10.1 The Parties further agree that the Buyer, at its own and sole discretion, may increase the issued share capital of Novomic, at a value that shall not be lower than one million (1,000,000) US$ , with a resolution of Novomic’s board of directors (“BOD”). For avoidance of any doubt, Novomic BOD’s resolution for increasing Novomic’s issued share capital shall require only a majority of BOD’s members who represent at least 50% of Novomic’s issued share capital.

10.2 Within 21 days of the date Novomic’s BOD decided to increase the issued share-capital, each Party shall have the right to acquire the additional issued share capital according to its respective proportion of share-capital holding at the Effective Date of this Agreement, and at the same value as decided by Novomic’s BOD per each issued new share.

10.3 If the Seller shall decide not to acquire its proportion of such increase, or any part thereof, the Buyer shall have the right to dilute the Seller, and acquire such proportion, or part thereof, according to its sole discretion. For avoidance of any doubt, the right under this Section 10.3. is granted to the Buyer only.

10.4 Without derogating from any provision under this Article X, the Buyer may, at its own and sole discretion, to loan Novomic any amounts, and for any purpose at an annual rate of 1%, which shall be considered as first degree debt to be returned to the Buyer vis-à-vis all other creditors, unless agreed otherwise (“Loans”). The Buyer may, at its own and sole discretion, to return such Loans at any time, and for any reason.

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10.5 The provisions under this Article X – Increase of Capital, shall be incorporated to Novomic’s Articles of Association (“Takanon”)(“AOA”), and the Parties agree to amend Novomic AOA accordingly.

ARTICLE XI

MISCELLANEOUS

11.1 Non-Competition. In consideration of Buyer’s terms of this Agreement, and in order to enable Buyer and Novomic to effectively protect its IP Rights and other interests, Seller agrees and undertakes that it will not, so long as the Agreement is in effect and for a period of forty-eight (48) months following the Effective Date, Seller, and any of its officers, executives, shareholders, employees, and any associated third parties (“Representatives”), shall not directly or indirectly engage, establish, open or in any manner whatsoever become involved, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity and/or operations which is reasonably likely to involve or require the use of any of Novomic’s Field of Business, as defined below. Seller and its Representatives confirm that engagement, establishment, opening or involvement, directly or indirectly, either as owner, partner, agent, shareholder, director, consultant or otherwise, in any business, occupation, work or any other activity which competes with the Field of Business of Novomic as conducted during the term of employment or contemplated, during such term, to be conducted, is likely to require the use of all or a portion of the Novomic’s IP Right and other proprietary information.

In this section Field of Business shall mean: all and any products, goods, preparations, remedies, services, appliance, instruments, techniques and similar solutions for and/or associated with: hair and/or scalp treatment, cultivation, nurture and/or pander; and/or hair design; and/or lice and nits treatment and prevention for adults and children at all ages for all genders.

11.2 Taxes. Each Party to this Agreement shall bear its own taxes with regard to this Agreement according to applicable law. Each Party shall assist, and do its best efforts to assist the other Party to complete any tax-process and/or review by any tax authority.

11.3 Entire Agreement. This Agreement, including the Schedules and Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings between the Parties. There are no representations, warranties, undertakings or agreements between the Parties with respect to the subject matter of this Agreement except as set forth herein.

11.4 Applicable Law. This Agreement shall be governed in its interpretation and performance by the laws of the State of Israel, without reference to law pertaining to conflict of laws, and exclusively resolved by the competent courts situated in Tel Aviv-Israel and each of the Parties hereby submits irrevocably to such jurisdiction.

11.5 Assignment. No Party may assign or delegate this Agreement or any rights or duties hereunder, in whole or in part, directly or indirectly, without the prior written consent of the other Party; provided no consent shall be required in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the business or Shares of such Party. Nothing in this Agreement or any of its ancillary agreements shall limit the Buyer from selling, conveying, transferring, assigning, licensing or delivering to any of its subsidiaries all or any portion of the Purchased Shares.

11.6 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, and permitted assigns.

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11.7 Construction. This Agreement shall not be construed more strictly against any Party regardless of who is responsible for its drafting. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular and the singular include the plural. Wherever the context so requires, the masculine shall refer to the feminine, the feminine shall refer to the masculine, the masculine or the feminine shall refer to the neuter, and the neuter shall refer to the masculine or the feminine. The captions of this Agreement are for convenience and ease of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any of its provisions.

11.8 Severability. The invalidity or unenforceability of any provision of this Agreement, whether in whole or in part, shall not in any way affect the validity and/or enforceability of any other provision of this Agreement. Any invalid or unenforceable provisions shall be deemed severable to the extent of any such invalidity or unenforceability.

11.9 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties hereto.

11.10 Waiver. Any Party may, by written notice to another Party, (i) agree to extend the time for the performance of any of the obligations or other actions of the other Party under this Agreement, (ii) waive any inaccuracies in the representations or warranties of the other Party contained in this Agreement or in any document delivered pursuant to this Agreement, (iii) waive compliance with any of the conditions or covenants of the other Party contained in this Agreement, or (iv) waive or modify performance of any of the obligations of the other Party under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of a Party, shall be deemed to constitute a waiver by such Party of compliance with any of the representations, warranties, covenants, conditions, or agreements contained in this Agreement. No failure or delay on the part of a Party in exercising any right or remedy with respect to a breach of this Agreement by another Party shall operate as a waiver thereof or of any prior or subsequent breach of this Agreement by the breaching Party, nor shall the exercise of any such right or remedy preclude any other or future exercise thereof or exercise of any other right or remedy in connection with this Agreement.

11.11 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its respective expenses with respect to this Agreement and the transactions contemplated hereby, including, without limitation, counsel and accountants’ fees.

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11.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

11.13 Notices. Any notice or other communication required or permitted under this Agreement shall be in writing in English and shall be deemed to have been given, delivered, or made, as the case may be (notwithstanding lack of actual receipt by the addressee) (i) on the date sent if delivered personally, (ii) one (1) business day after delivery by courier or messenger service, or (iii) upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of receipt if sent via facsimile or email; in each case to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice) and to the attention of the officers identified below:

If to Seller:	TechCare Corp. 1140 Avenue of the Americas, New York, NY 10036, USA Attention: Tali Dinar, CFO Email: tali@techcareltd.com Fax: + 972 3 7503057

If to Buyer:	Traistman Radziejewski Fundacja Ltd. 10 Shaham St., Shoham, Israel Attention: Oren Traistman, CEO Email: orent70@gmail.com Fax: + 972 -3-5372530

11.14 Electronic Signatures. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed (which may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument) by their duly authorized representatives as of the day and year first above written.

BUYER	SELLER

Traistman Radziejewski Fundacja Ltd.	TechCare Corp.

By:	By:
Name:	Name:
Title:	Title:

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